Exhibit 23.2

CONSENT OF ERNST & YOUNG, LLP INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in Solta Medical, Inc.’s Registration Statement on Form S-3 expected to be filed on or about May 1, 2012 of our report dated December 16, 2011, with respect to the consolidated financial statements of Medicis Technologies Corporation included in Solta Medical, Inc.’s Form 8-K/A, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona

May 1, 2012